                               EXHIBIT 10.1

                     PURCHASE AND SALE AGREEMENT (HOTEL)




                                   SELLER:

              CASABLANCA RESORTS DEVELOPMENT OF ANGUILLA LIMITED
                              Anguilla, B. W. I.





                                  PURCHASER:


                       SONESTA HOTELS OF ANGUILLA, LTD.
                   John Hancock Tower, 200 Clarendon Street
                                 Floor 41
                         Boston, Massachusetts 02116





                                  PROPERTY:

        SALE OF CROWN LEASE REGISTRATION SECTION:  WEST CENTRAL BLOCK
         28110B PARCEL 38/1 AND WEST CENTRAL SECTION: BLOCK: 28009B
                          PARCEL 2 AND PERSONALTY,
                                KNOWN AS:

                             CASABLANCA RESORT
                             Anguilla, B. W. I.



                             November 10, 1995

                           TERM SHEET
                           ----------
PURCHASER:               SONESTA HOTELS OF ANGUILLA, LTD.

NOTICE ADDRESS:          John Hancock Tower, 200 Clarendon Street
                         Floor 41
                         Boston, Massachusetts 02116

ATTENTION:               Mr. Peter J. Sonnabend
                         Phone No.:  (617) 421-5400
                         Fax No.: (617) 421-5402

SELLER:                  CASABLANCA RESORTS DEVELOPMENT
                         OF ANGUILLA LIMITED

NOTICE ADDRESS:          c/o CASABLANCA RESORT
                         Anguilla, B. W. I.


ATTENTION:               Kamal Alsultany
                         Phone No.: (809) 497-6741
                         Fax No.: (809) 497-6987

PROPERTY:                CASABLANCA RESORT-CROWN LEASE
                         REGISTRATION SECTION: WEST CENTRAL
                         BLOCK: 28110B PARCEL 38/1 AND WEST CENTRAL SECTION:
                         BLOCK: 28009B PARCEL 2/2 AND PERSONALTY,
                         KNOWN AS CASABLANCA RESORT
                         Anguilla, B.W.I.

PURCHASE
PRICE:                   LEASE: U.S. $3,200,000.00

                         PERSONAL PROPERTY (Furniture, Fixtures,
                         Fittings, etc.) AND INTANGIBLE PROPERTY:
                         U.S. $6,800,000.00

DATE OF CLOSING:         On or before December 1, 1995, unless
                         extended pursuant to Section 2.3

               INDEX OF EXHIBITS TO PURCHASE AND SALE AGREEMENT

  These Exhibits are not submitted with Registrant's 8-K. However, Registrant agrees to submit copies of any and all Exhibits to the Purchase and Sale Agreement upon request for same by the Securities and Exchange Commission.


A.  EXHIBIT 1.1.1    (Description of "Land" and "Land Lease")
B.  EXHIBIT 1.1.3    (Description of "Personal Property")
C.  EXHIBIT 1.1.6    (Schedule of Leases) - None
D.  EXHIBIT 1.1.17   (Form of Assignment of BI Claims and Proceeds)
E.  EXHIBIT 2.2(B)   (List of Items to be Replaced)
F.  EXHIBIT A        (Side Agreement re: Alsultany Homesite and other Matters)
G.  EXHIBIT 3.3      (List of Contracts to be Assumed by Purchaser) - None
H.  EXHIBIT 5.1.6    (List of Claims, Actions, Demands and/or Liabilities
                      Against Seller)
I.  EXHIBIT 9.1.1    (Form of "Conveyance")
J.  EXHIBIT 9.1.3    (Form of Assignment and Assumption Agreement)
K.  EXHIBIT 9.1.4    (Form of Assignment and Assumption Agreement)
L.  EXHIBIT 9.1.5    (Form of Assignment)
M.  EXHIBIT 9.1.8    (Form of Corporate Authorization)
N.  EXHIBIT 9.1.9    (Form of Incumbency Certificate)
O.  EXHIBIT 9.2(ii)  (N/A - No Accounts Receivable Assumed by Purchaser)
R.  EXHIBIT 9.6(i),(ii),(iii) (Form of Notification Letters)
S. Accounting of Employee Vacation and Other Benefits (per Section 6.11 of Purchase and Sale Agreement)

                     PURCHASE AND SALE AGREEMENT (HOTEL)

     THIS PURCHASE AND SALE AGREEMENT (HOTEL) (the "Agreement"), dated as of the ____ day of November, 1995 (the "Date of this Agreement"), is made by and between CASABLANCA RESORTS DEVELOPMENT OF ANGUILLA LIMITED, an ANGUILLIAN corporation ("Seller"), with an office at RENDEZVOUS BAY and SONESTA HOTELS OF ANGUILLA, LTD., an Anguilla, B.W.I. corporation ("Purchaser"), with an office at c/o Sonesta International Hotels Corporation, John Hancock Tower, 200 Clarendon Street, Floor 41, Boston, Massachusetts 02116.

                                  RECITALS:

      Seller desires to sell and transfer certain improved real property known as Casablanca Resort located at Rendezvous Bay, Anguilla, B.W.I., along with certain related personal and intangible property, and Purchaser desires to purchase and acquire such real, personal and intangible property.

      NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser agree as follows:


1.   THE PROPERTY.

     1.1 DESCRIPTION. Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer, and Purchaser agrees to purchase and acquire, all of Seller's right, title, and interest in and to the following (collectively, the "Property"):


      1.1.1 The Lease of certain land ("Land") located on the Island of Anguilla, B. W. I., and more specifically described in EXHIBIT 1.1.1 attached hereto, which Land is presently leased from The Government of Anguilla pursuant to the lease attached hereto as part of EXHIBIT 1.1.1 ("Land Lease"), and which is registered in the Registry of Lands in Anguilla as Registration Section: West Central Block: 28110B Parcel: 38/1; and West Central Section: Block: 28009B Parcel: 2/2;

       1.1.2 The buildings, parking area(s), improvements and fixtures now situated on the Land, including, without limitation, a hotel facility having approximately 100 guest rooms, outdoor swimming pool, two outdoor (lighted) tennis courts, a fitness center, ______ square feet of meeting space, _____ square feet of retail space, and other related facilities (the "Improvements");

      1.1.3 All furniture, personal property, machinery, apparatus and equipment, telephones, televisions, bedding, bed linens, towels, china, glassware, silverware, window treatments, safety equipment and other tangible items of personalty currently used in the operation, repair and maintenance of the Land and Improvements described and situated thereon (collectively, the "Personal Property"), generally described on EXHIBIT 1.1.3 attached hereto. The Personal Property to be conveyed hereunder does not, however, include the personal property in the villa presently used by Kamal and Maggie Alsultany as a personal residence. The Personal Property to be conveyed is subject to depletions, replacements and additions in the ordinary course of Seller's business (the Land, Improvements and Personal Property hereinafter sometimes shall be referred to collectively as the "Hotel");

       1.1.4 All easements, hereditaments and appurtenances belonging to or inuring to the benefit of Seller and pertaining to the Land, if any;

      1.1.5 Any rights of Seller in or to any street or road abutting the Land to the center lines thereof;

      1.1.6 The leases or occupancy agreements, including those in effect on the Date of this Agreement which are identified on the Schedule of Leases attached hereto as EXHIBIT 1.1.6, and any new leases entered into pursuant to
Section 4.1.3, which as of the "Closing" (as hereinafter defined) effect all or any portion of the Land or Improvements (collectively, the "Leases"), and any security deposits actually held by Seller with respect to any such Leases;

     1.1.7  The Contracts (as hereinafter defined);

     1.1.8 All transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality in respect of the Hotel, including, without limitation, those with respect to the foundation, parking, use, utilities, building, fire, life safety, traffic and zoning (collectively, the "Approvals") heretofore or hereafter held by or granted with respect to the Hotel;

     1.1.9 All supplies used in connection with the operation of the Hotel, including, without limitation, paper goods, brochures, office supplies, unopened food and beverage inventory (to the extent the transfer of same is permissible under applicable law), soap, gasoline, fuel oil, gift shop items, and other operational and guest supplies currently located at the Hotel, subject to depletions, replacements and additions in the ordinary course of operating the Hotel;

    1.1.10 The books, records, files, guest registers, employment records, maintenance records, rental and reservation records, and any customer or frequent guest lists of Seller in connection with the operation and maintenance of the Hotel (collectively, the "Books"), exclusive of (i) original Books which Seller desires to retain, provided that Seller shall permit Purchaser, at its expense, to examine and make copies thereof, and
(ii) Seller's income tax and accounting records;

     1.1.11 The advance reservations and bookings, as the same may be amended, canceled and renewed (the "Reservations") and advance deposits made in respect thereof (the "Reservation Deposits");

     1.1.12 All development, contractual or other rights and, to the extent available, all documents, technical matter and work product relating to the Land, the Improvements or the Personal Property, including, without limitation, any and all construction, engineering, architectural, landscaping or other plans or drawings, and compaction reports, related to the development and/or operation of the Land, the Improvements or the Personal Property, to the fullest extent such rights may be transferred;

     1.1.13 All surveys, maps, site plans, plats or other graphics related to the Land, the Improvements or the Personal Property, if any, to the fullest extent such items may be transferred;

     1.1.14  The business of operating a resort upon the Land;

     1.1.15 All trademarks, service marks and tradenames used or useable in connection with the Land, the Improvements or the Personal Property;

     1.1.16 All vehicles and watercraft used or useable in connection with the Land, the Improvements or the Personal Property; and

     1.1.17 Any and all business interruption claims (whether asserted or unasserted), or business interruption proceeds for any period(s) after the Date of Closing, pertaining to any casualty, event or loss suffered prior to the Date of Closing. (Seller shall execute and deliver to Purchaser at Closing an assignment of such claims and proceeds in the form attached hereto as EXHIBIT 1.1.17.)

   1.2 CONVEYANCE OF TITLE. Seller agrees to convey, and Purchaser agrees to accept, title to the Land and Improvements by conveyance in the form attached hereto as EXHIBIT 9.1.1 (the "Conveyance"), and title to the Personal Property, by this Agreement, including warranty, express and implied, as to the title, condition, merchantability, and fitness for a particular purpose of such Personal Property.

2.  PRICE AND PAYMENT

   2.1 THE PURCHASE PRICE. The purchase price for the Property (the "Purchase Price") is TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) U. S., as apportioned as set out in Section 2.4 below.

   2.2 PAYMENT. Payment of the Purchase Price is to be made in cash in the following amounts and on the following dates:

   (A) At Closing, Purchaser shall (i) pay Seller THREE MILLION, FIVE HUNDRED TEN THOUSAND AND NO/100 DOLLARS($3,510,000.00) cash, plus the net amount of any apportionments as provided in Section 6 in favor of Seller, or less the net amount of any apportionments as provided in Section 6 in favor of Purchaser, to a bank account designated by Seller via wire transfer in immediately available U. S. funds, and (ii) assume Seller's first mortgage loan obligation to The Bank of Nova Scotia ("BNS") in the amount of FOUR MILLION, NINE HUNDRED AND NINETY THOUSAND AND NO/100 DOLLARS ($4,990,000.00);

   (B) On or before March 1, 1996 Purchaser shall pay Seller FIVE HUNDRED THOUSAND DOLLARS ($500,000.00), less any and all amounts expended by Purchaser to replace the items listed on EXHIBIT 2.2 (B); and

   (C) On or before the third anniversary of the Closing, Purchaser shall pay Seller ONE MILLION DOLLARS ($1,000,000.00), less any amounts advanced to Seller under the agreement attached hereto as EXHIBIT A. Such amount shall accrue interest at the rate of 8% per annum, which interest shall be paid annually in arrears (i.e. U.S.$80,000.00 per annum, subject to reduction per EXHIBIT A).

    Notwithstanding the foregoing, including without limitation the provisions of subsection 1.1.17, (i) the amounts referenced in subsections
(B) and (C) above shall be reduced, dollar for dollar, by any amounts of business interruption proceeds Seller recovers pertaining to any period(s) following the Date of Closing; (ii) a credit for landscaping replacement/enhancement the amount of which shall be discussed and agreed to by the parties prior to Closing; and (iii) the amount referenced in subsection (A) shall be reduced by the costs, expenses interest and charges payable by Purchaser with respect to the mortgage loan referenced in subsection (ii) of said subsection (A) for the period from the Date of Closing through March 1, 1996. with respect to the following: (w) utilities, taxes and insurance premiums; (x) interest payable with respect to the mortgage loan referenced in subsection (ii) of said subsection (A); (y) payroll and benefits to Hotel employees; and (z) such other costs, expenses and charges payable by Purchaser as a direct result of closing on the Date of Closing instead of January 5, 1996. To the extent such costs, expenses and charges cannot be determined as of the Date of Closing they shall be determined following the Date of Closing and deducted from the payment described in subsection (B) above.

   2.3 CLOSING. Subject to the provisions of this Agreement, the Closing will take place pursuant to an escrow closing on or before December 1, 1995 ("Date of Closing") at the offices of Purchaser's local counsel, Moore, Astaphan & Kelsick, 10:00 A.M. local time on the Date of Closing, or at such other time and place as may be mutually agreed upon in writing by both Seller and Purchaser. Purchaser shall have the right to extend the Date of Closing to a date no later than January 31, 1996, by providing Seller with prior written notice thereof at least two (2) business days prior to the originally scheduled Date of Closing. Notwithstanding the foregoing, the Closing shall not take place until all repairs and restorations described in Section 4.5 have been completed to Purchaser's satisfaction.

   2.4 ALLOCATION OF PURCHASE PRICE. The Purchase Price is paid by the Purchaser as to the following:-

        (a) U.S.$3,200,000.00 for the Land Lease

        (b) U.S.$6,800,000.00 for those items referenced in subsections 1.13 to 1.16 inclusive of this Agreement and Seller's goodwill.

3.  INSPECTIONS AND APPROVALS.

   3.1  INSPECTIONS.

     3.1.1   Intentionally omitted.

      3.1.2 Seller agrees to allow Purchaser or Purchaser's agents or representatives reasonable access to the Property (during business hours) from and after the Date of this Agreement for purposes of conducting inspections, including physical and environmental inspection of the Property and review of the Leases, expenses and other matters.

      3.1.3   Intentionally omitted.

      3.1.4 Seller hereby represents and warrants the truth, accuracy and completeness of any materials, data or other information supplied to Purchaser in connection with Purchaser's inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that all such materials are in Seller's possession).

   3.2 TITLE AND SURVEY. Purchaser's obligations under this Agreement are subject to Seller delivering to Purchaser at Closing good, clear record and marketable title to the Property. Additionally, Seller shall upon signing this Agreement either provide Purchaser with a copy of an accurate and updated survey of the Property or, if no such update is available, share with Purchaser the cost of a new survey of the Property.

    3.3  CONTRACTS.   It is Purchaser's and Seller's intention that Purchaser
assume and, subject to the terms of this Section 3.3, Purchaser shall assume, all service, maintenance, supply or other contracts or equipment leases relating to the operation of the Property which are identified on
EXHIBIT 3.3 attached hereto (the "Contracts"). Seller shall use all reasonable efforts to obtain the consent of each vendor under the Contracts to the assignment thereof by Seller to Purchaser. If in connection with the assignment of the Contracts by Seller to Purchaser, Seller fails to obtain the applicable vendors' consents, or any vendor thereunder refuses to give its consent to the assignments, Purchaser and Seller shall arrange to have the same terminated at Closing and Seller shall pay all fees, compensation and accelerated rentals due thereunder as a result of such termination. If, in connection with the assignment of the Contracts by Seller to Purchaser, any vendor thereunder refuses to release Seller completely from its obligations thereunder (except obligations that arose prior to the Date of Closing), Purchaser shall indemnify Seller from and against all costs, expenses, liability, damages and otherwise that Seller may incur by reason thereof, and in the event that Purchaser assigns this Agreement to an affiliate of Purchaser, Seller shall be entitled to receive such indemnification from the original Purchaser hereunder or other credit-worthy affiliate of Purchaser.

   3.4 PERMITTED ENCUMBRANCES. Purchaser shall purchase the Property on the terms and conditions set forth in this Agreement and subject to the following:

     3.4.1 all title and survey exceptions and matters which Purchaser failed to bring to Seller's attention at or prior to Closing;

     3.4.2 all Contracts and Leases that Purchaser has approved or is deemed to have approved pursuant to Section 4.1.3;

      3.4.3 the lien of non-delinquent real and personal property taxes and assessments;

      3.4.4   rights of parties in possession under the Leases;

      3.4.5 any service, installation, connection, maintenance or construction charges due after Closing and subject to the proration provisions hereof, for sewer, water, electricity, telephone, cable television or gas or otherwise;

      3.4.6 unrecorded leaseholds, rights of vendors and holders of security interests on personal property installed upon the Property by tenants and rights of tenants to remove trade fixtures at the expiration of the term of the leases of tenants;

     3.4.7 rights of hotel guests who occupy the Hotel or any portion thereof as of the Date of Closing and guests having reservations relating to periods subsequent to the Date of Closing;

      3.4.8 governmental laws, codes, ordinances and restrictions now or hereafter in effect so far as these affect the Property or any party thereof, including, without limitation, zoning ordinances (and amendments and additions relating thereto) provided same do not materially interfere with the operation of the Property as a first-class resort; and

      3.4.9 any additional encumbrances to which Purchaser, or its counsel, has not objected in writing on or prior to the Date of Closing, or as to which Purchaser has elected, at or before Closing, to take the Property subject.

      The items referenced in 3.4.1-3.4.9 are referred to herein collectively as the "Permitted Encumbrances."

4.  PRIOR TO CLOSING.

    4.1  SELLER'S COVENANTS.  Until Closing, Seller or Seller's agent shall:

      4.1.1 Keep the Property insured against fire and other hazards covered by extended coverage endorsement and comprehensive public liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property;

      4.1.2 Operate and maintain the Property in a businesslike manner and substantially in accordance with Seller's past practices with respect to the Property; maintain normal inventory levels substantially in accordance with Seller's past practices; and make any and all repairs and replacements to the Property reasonably required to deliver the Property to Purchaser at Closing in its pre-hurricane Luis condition, normal wear and tear excepted, provided that in the event of any loss or damage to the Property as described in Section 7, any obligation of Seller to repair the Property shall be governed by Section 7;

      4.1.3 Continue its present rental program at the Property to rent vacant space, provided that after the Date of this Agreement, Seller will not execute any new leases or amend, terminate or accept the surrender of any existing tenancies or approve any subleases without the prior written consent of Purchaser.

   4.2 ALCOHOLIC BEVERAGE LICENSE(S).   In the event that a new Liquor
License sufficient to permit the continued service of alcoholic beverages at the Hotel has not been issued as of the Date of Closing, or the existing Liquor License has not been transferred effective as of such date, the Closing shall be delayed, up to a total of 30 days, by Purchaser's written notice to Seller.

   4.3 MANAGEMENT AGREEMENT. Purchaser and Seller each acknowledge that prior to and as of the Date of this Agreement, the Property has been operated by Franklyn D. Resorts Ltd., a Jamaican corporation (the "Manager") pursuant to that certain Management Agreement dated as of September 1, 1993 (the "Management Agreement"). Seller has informed Purchaser that the Management Agreement has been terminated effective September 9, 1995, and Seller shall be liable or responsible for any fees, costs, or liabilities arising from such termination of the Management Agreement. Purchaser's obligation to purchase the Property pursuant to this Agreement is conditioned upon the termination of the Management Agreement, and Seller agrees that it will not enter into any new management agreement with respect to the Property that will extend beyond the Date of Closing without first obtaining the express written consent of Purchaser. Seller hereby indemnifiesd and holds harmless Purchaser (and its affiliates) from and against any liability, costs and expenses Purchaser (or its affiliates) incurs prior to and following the Closing in connection with the Management Agreement and Seller's termination of its agreement(s) with Manager.

   4.4 GOVERNMENTAL AND OTHER APPROVALS.

      4.4.1 HOTEL LICENSE. The parties acknowledge that the following licenses, permits and authorizations are required for Purchaser to operate the Property:

         - Alien Land-Holding License
         - Business License
         - Restaurant and Liquor License
         - Residency/Work Permits for management staff

All such licenses, permits and authorizations must be issued in Purchaser's name at or prior to Closing. Purchaser shall promptly make application for the issuance of a hotel license in its name or in the name of its affiliate designee sufficient in time and substance to permit the lawful operation of the Property as a hotel from and after the Date of Closing. Purchaser shall be responsible for all fees, costs and expenses incurred in connection with obtaining the hotel license for the operation of the Hotel. Seller shall cooperate with Purchaser in Purchaser's obtaining said hotel license. Purchaser's obligation to purchase the Property from Seller is conditioned on Purchaser's obtaining the above licenses, permits and authorizations in the name of Purchaser or Purchaser's affiliate designee.

      4.4.2 GOVERNMENT AUTHORIZATION. The parties acknowledge that obtaining the approval of the Anguilla Government to the sale of the Property to Purchaser by Seller is a condition to Closing as set forth herein. From and after the Date of this Agreement, Purchaser shall take all reasonable actions to obtain the approval of the Anguilla Government to the sale of the Property to Purchaser, which approval shall take the form of an Alien Landholding Licence authorizing the sale of the Property to Purchaser. Purchaser shall be responsible for all fees, costs and expenses Purchaser incurs in connection with obtaining the foregoing approval. Purchaser's obligation to purchase the Property from Seller, and Seller's obligation to convey the Property to Purchaser shall be conditioned on Purchaser's obtaining the approval of the Anguilla Government described in this paragraph. Seller shall exercise all reasonable efforts to cooperate with Purchaser in Purchaser's obtaining said approval of the Anguilla Government.

      4.4.3 PERMIT FROM THE MINISTER OF FINANCE. Purchaser acknowledges that foreign entities are precluded from doing business in Anguilla without the approval of the Anguilla Finance Ministry. Accordingly, from and after the Date of this Agreement, Purchaser shall take all reasonable actions to obtain any necessary permit from the Finance Minister of Anguilla, the Chief Minister and any other applicable Ministers or officials, to do business in Anguilla. Purchaser shall be responsible for all fees, costs and expenses Purchaser incurs in connection with obtaining the foregoing approval. Seller's obligation to convey the Property to Purchaser, and Purchaser's obligation to take conveyance from Seller, shall be conditioned on Purchaser's obtaining any necessary permit(s) from the Finance Minister, the Chief Minister and any other applicable Ministers or officials described in this paragraph. Seller shall exercise all reasonable efforts to cooperate with Purchaser in Purchaser's obtaining said permit(s).

      4.4.4 The parties acknowledge that by "Agreement" dated August 21, 1991 the Government of Anguilla agreed with Kamal Alsultany to enter into a lease of the land presently leased by Seller pursuant to the Crown Lease and granted to Kamal Alsultany certain concessions and incentives regarding the development of the Property (the "Development Agreement"). The parties further acknowledge that Purchaser is seeking to assume the interest of the "Developer" under the Development Agreement and/or enter into a separate agreement with the Government of Anguilla substantially similar to the Development Agreement. The consummation of such agreement between Purchaser and the Government of Anguilla is a condition precedent to Purchaser's obligations under this Agreement.

      4.4.5 The approvals described in Sections 4.4.2, 4.4.3 and 4.4.4 are sometimes collectively referred to herein as the "Government Approvals".

   4.5 HURRICANE REPAIRS. The parties acknowledge that the Property was severely damaged in two hurricanes that struck Anguilla in September 1995. The Land, Improvements and Personal Property were damaged or destroyed, including without limitation: numerous guestrooms, building roofs, and landscaping. Seller shall, prior to Closing, fully restore and repair all such damage so that the Property is substantially in the same condition it was in just prior to Hurricane Luis on September 5, 1995. Without in any way limiting the generality of the foregoing, Seller shall apply all insurance proceeds recovered in connection with the hurricane damage to the restoration and improvement of the Property, and shall, upon written request from Purchaser, verify to Purchaser's satisfaction that it has done so.

5.  REPRESENTATIONS AND WARRANTIES

   5.1  BY SELLER.   Seller represents and warrants to Purchaser that:

      5.1.1 Seller is a corporation duly organized, validly existing and in good standing under the laws of Anguilla, B. W. I., is authorized to do business in Anguilla, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its certificate of incorporation or by-laws.

      5.1.2 Seller is not a party to any written contract, document or agreement (other than the Land Lease(s), the Contracts, the Leases, the Permitted Encumbrances and the insurance policies that Seller carries on the Property) to which Purchaser (or any affiliate of Purchaser) is not also a party and that would have an adverse impact on the operation of the Property by Purchaser (or any affiliate assignee of Purchaser pursuant to Section 11.4) following Date of Closing.

      5.1.3 No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under any applicable bankruptcy laws is pending against or contemplated by Seller or its general partner(s) or controlling shareholders.

      5.1.4 To the best of Seller's knowledge and belief there are no structural, mechanical, environmental, or title issues or defects which would (or may reasonably be expected to have) an adverse impact on the Property or Purchaser's (or its designee's) operation of the Property as of the Closing or at any time thereafter.

      5.1.5 Seller warrants and represents that all mechanical, plumbing and electrical systems, including without limitation the sewage plant, sewage system, water desalination plant, water system, air-conditioning system, laundry and kitchen systems, are fully operational and performing up to 90% of design specifications.

      5.1.6 Seller is subject to no claims, action, demands, or liabilities that are not expressly set forth on EXHIBIT 5.1.6, attached hereto.

   5.2  BY PURCHASER. Purchaser represents and warrants to Seller that:

      5.2.1 Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Anguilla , is (or shall be) authorized to do business in Anguilla, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its articles of incorporation, by-laws or other incorporation materials.

      5.2.2 Purchaser is acting as principal in this transaction with authority to close the transaction.

      5.2.3 No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under any applicable bankruptcy laws is pending against or contemplated by Purchaser or its general partner(s) or controlling shareholders.

   5.3 MUTUAL. Each of Seller and Purchaser represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with this Agreement or the sale of the Property. Seller and Purchaser agree that each shall indemnify, defend and hold the other free and harmless from the claims of any broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented Seller or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property. The indemnities set forth in this Section 5.3 shall survive the Closing.

6.  COSTS, ADJUSTMENTS AND APPORTIONMENTS.

   6.1 PURCHASER'S CLOSING COSTS.  Purchaser will pay the following costs of
Closing:

      6.1.1 The fees and disbursements of its counsel, its local Anguilla counsel, inspecting architect and engineer, if any;

      6.1.2 All real estate and/or personal property transfer, stamp duty, stamp or documentary tax(es) up to an aggregate of $400,000.00; including without limitation all costs, expenses, and fees (including professional and/or attorney's fees) incurred in connection therewith;

     6.1.3   Intentionally omitted.

      6.1.4 The full cost of the title search and review conducted by Purchaser's Conveyancing Attorney, including the cost of obtaining copies of all instruments affecting or evidencing title to the Property and the cost of Purchaser's Conveyancing Attorney's preparing the conveyance instrument to transfer title to the Property from Seller to Purchaser;

      6.1.5 The conveyancing fee ("Conveyancing Fee") payable to the Conveyancing Attorney;

      6.1.6   Intentionally omitted.

      6.1.7   Any recording fees;

      6.1.8 All costs associated with obtaining the licenses, permits and authorizations described in Section 4.4. and the transfer of any other licenses or permits (except costs associated with any default or delinquency by Seller with respect to the licenses or permits or Seller's legal costs); and

      6.1.9 All other expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property or closing this transaction.

   6.2  SELLER'S CLOSING COSTS.   Seller will pay the following costs of
Closing:

      6.2.1 The fees and disbursements of Seller's counsel and Seller's local counsel;

      6.2.2 All real estate and personal property transfer, stamp duty, stamp or documentary tax(es) in connection with the transfer of the Land and Improvements (including without limitation Personal Property) to Purchaser in excess of $400,000.00 in the aggregate; including without limitation all costs, expenses, and fees (including professional and attorneys' fees) incurred in connection therewith and all such amounts shall be payable at Closing, without discount, (by deduction from the amount described in subsection 2.2 (A) , or otherwise) regardless of the payment schedule applicable to the actual payments to Government;

   6.3  OTHER CLOSING COSTS.   Any other costs or charges of  closing the
purchase and sale of the Property not specifically mentioned in this Agreement shall be paid and adjusted in accordance with local custom of Anguilla, unless otherwise agreed by Purchaser and Seller.

   6.4 ASSESSMENTS. Currently due installment payments of certified, confirmed and ratified special assessment liens, as of the Date of this Agreement, shall be paid by Seller; all other special assessment liens and installment payments of special assessment liens shall be assumed and paid by Purchaser.

    6.5 APPORTIONMENTS. The parties acknowledge that apportionments generally made as part of the purchase and sale of an operating hotel may not apply to this Agreement because the Property is not expected to be in operation at Closing. Therefore, the following apportionments shall only be made to the extent they are applicable. If they are applicable, the parties acknowledge that apportionments generally made as part of the purchase and sale of an operating hotel may not apply to this Agreement because the Property is not expected to be in operation at Closing. Therefore, the following apportionments shall only be made to the extent they are applicable. If they are applicable, the following apportionments shall be made between Seller and Purchaser as of 11:59 P. M. local Anguilla time, on the day immediately preceding the Date of Closing (the "Apportionment Date"):

      6.5.1 Amounts paid or payable under the Leases, under any new leases executed after the Date of this Agreement pursuant to Section 4.1.3, and under those Contracts assumed by Purchaser pursuant to Section 3.3.

      6.5.2    Tour  agents' and travel agents' commissions.

      6.5.3 General real estate taxes, water or sewer rates and charges (if not metered), personal property taxes, or any other governmental tax or charge levied or assessed against the Property, other than special assessment liens described in Section 6.4 (collectively, the "Taxes"), relating to the Property and payable during the year in which Closing occurs (if the Closing shall occur before the actual Taxes payable during the year of Closing are known, the apportionment of Taxes shall be upon the basis of the latest available tax rates and assessed value of the Property, provided that, if the Taxes for the year of Closing are thereafter determined to be more or less than the Taxes for the preceding year (after any appeal of the assessed valuation thereof is concluded), Seller and Purchaser promptly (but no later than December 31 of the year of Closing, except in the case of an ongoing tax protest) shall adjust the proration of such Taxes, and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment. Further, if Seller is conducting a tax protest with respect to all or any portion of the Taxes for the year in which Closing occurs or any previous year, any refund relating to any previous year shall be the property of Seller, and any refund relating to the year in which Closing occurs shall be prorated as of the Apportionment Date. The covenants of the preceding sentences shall survive the Closing. All Taxes assessed after the Date of Closing shall be paid by Purchaser.

      6.5.4 With respect to electricity, telephone, television, cable television, steam, gas, water and sewer services that are metered at the Hotel and other utilities (collectively, the "Utilities"), Seller shall endeavor to have the respective companies providing the Utilities read the meters for the Utilities on or immediately prior to the Apportionment Date. Seller shall be responsible for all charges based on such final meter reading, and Purchaser shall be responsible for all charges thereafter. If such readings are not obtainable, then, until such time as readings are obtained, charges for all Utilities for which readings were not obtained shall be pro rated as of the Apportionment Date based upon the per diem rate obtained by using the last period and bills for such Utilities that are available. Upon the taking of a subsequent actual reading, such apportionment shall be adjusted to reflect the actual per diem rate for the billing period in which the Date of Closing falls, and Seller or Purchaser, as the case may be, shall promptly deliver to the other the amount determined to be due upon such adjustment.

      6.5.5 Room charges for the night commencing on the Apportionment Date and ending on the morning of the Date of Closing shall be the property of Seller. Dinner charges for the evening of the Apportionment Date shall be the property of the Seller. Breakfast charges for the morning of the Date of Closing shall be the property of Purchaser.

      6.5.6 Seller shall receive full reimbursement from Purchaser at Closing for each of the following items:

     a) prepaid fees or other charges for transferable licenses, permits, telephone equipment, telephone rental, or other items, if any, to the extent the rights to such prepaid fees or other charges are assigned by Seller to Purchaser at Closing; and

     (b) transferable deposits with companies providing
         Utilities, if any, to the extent the rights to such transferable deposits are assigned by Seller to Purchaser at Closing.

     6.5.7 Except as otherwise provided herein, Seller and Purchaser acknowledge that the apportionments in this Section 6.5 shall be prepared, to the extent applicable, in accordance with the current edition of the Uniform System of Accounts for Hotels of the Hotel Association of New York City, Inc., as adopted by the American Hotel Association of the United States and Canada.

      6.5.8 The provisions of this Section 6.5 shall survive the Closing and shall not merge with the Conveyance of the Property to be delivered at Closing.

   6.6 UNOPENED FOOD AND BEVERAGE INVENTORY. Purchaser shall separately pay Seller at Closing, at Seller's cost, the full amount of all unopened food and beverage inventory, at Seller's cost, located on or used in connection with Property as of the Apportionment Date. During the night of the Apportionment Date, and prior to the time scheduled for the commencement of Closing on the Date of Closing, representatives of both Seller and Purchaser shall prepare an inventory of all such unopened food and beverage items, together with a schedule identifying the unit cost of such items, as actually paid by Seller as supported by the Books for the Property. Purchaser shall purchase all such unopened food and beverage inventory by paying Seller an amount equal to Seller's cost therefor, as shown on the aforesaid inventory and schedule, such amount to be added to and as part of the Purchase Price.

   6.7 ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE.

      6.7.1 As a part of the Purchase Price, and subject to Section 9.7, Purchaser shall separately pay Seller at Closing the full amount of all accounts receivable outstanding as of the Date of Closing, including any accounts receivables owing from any present guests of the Hotel incurred during that guest's present stay, after deducting applicable travel agent and credit card commissions and a reserve for bad debts, except that room charges for all guests of the Hotel for the night of the Apportionment Date shall be the property of Seller as provided in

Section 6.5.5. The accounts receivable that Purchaser is obligated to purchase pursuant to this Section 6.7 are hereinafter referred to as the "Included Accounts Receivables".

      6.7.2 Purchaser shall be credited, at Closing, for any accounts payable outstanding on the Date of Closing, with respect to the operation of the Property prior to Closing, except those accounts payable that are disputed by Seller. Seller shall identify all such disputed accounts payable as provided in Section 6.7.3 and shall indemnify, defend and hold Purchaser harmless against any liability arising out of any accounts payable dispute(s) so identified by Seller. The accounts payable for which Purchaser is entitled to a credit against the Purchase Price at Closing are hereinafter referred to as the "Assumed Accounts Payable". In consideration of the credit against the Purchase Price, Purchaser agrees to pay all Assumed Accounts Payable as and when due and further agrees to indemnify, defend and hold Seller harmless against any cost or liability resulting from nonpayment or late payment of any of such Assumed Amounts Payable as provided in Section 9.2.

     6.7.3 During the night of the Apportionment Date, and prior to the time scheduled for the commencement of the Closing on the Date of the Closing, Seller's representatives shall prepare and deliver to Purchaser or its representatives a schedule detailing all Assumed Accounts Payable incurred prior to the Apportionment Date.

      6.7.4 The provisions of this Section 6.7 shall survive the Closing and shall not merge with the Conveyance of the Property to be delivered at Closing.

   6.8 HOUSE BANKS. Seller and Purchaser shall apportion, as of the Apportionment Date, the cash, checks and other funds, including till money, house banks, and notes, securities and other evidence of indebtedness held at the Hotel as of the Apportionment Date. Seller shall retain and shall not transfer to Purchaser balances on deposit to the credit of Seller or the Manager, as Seller's agent, with banking institutions. The provisions of this Section 6.8 shall survive the Closing and shall not merge with the Conveyance of the Property to be delivered at Closing.

   6.9 RESERVATION DEPOSITS.

      6.9.1 On the Date of Closing, the aggregate amount of any Reservation Deposits received by Seller shall be credited against the Purchase Price as set forth in Section 2.2.2;

      6.9.2 Purchaser shall execute a receipt for any Reservation Deposits paid over to it or for which Purchaser receives a credit against the Purchase Price, and shall indemnify and hold Seller harmless from and against all claims by, and liabilities to, future guests pertaining to the application or return of the Reservation Deposits paid over to Purchaser or for which Purchaser receives a credit against the Purchase Price, in accordance with this Section 6.9; and

      6.9.3 The provisions of this Section 6.9 shall survive the Closing and shall not merge with the Conveyance of the Property to be delivered at Closing.

   6.10 SAFE AND BAGGAGE.

      6.10.1 On the Date of Closing, Seller shall cause the delivery to Purchaser of all of Seller's keys to the safe in the Hotel. On the Date of Closing, all contents that are in the safe shall be recorded under the supervision of Seller's and Purchase's respective representatives. All contents so verified and recorded and thereafter remaining in the safe from and after the Date of Closing shall be the responsibility of Purchaser and Purchaser hereby agrees to indemnify, defend and hold Seller harmless from any liability therefor. Seller hereby agrees to indemnify and hold Purchaser harmless from any liability arising from claims by guests for any loss of contents in the safe not recorded on the Date of Closing.

      6.10.2 On the Date of Closing, representatives of Purchaser and Seller shall take an inventory of all baggage, valises and trucks checked or left in the care of Seller. From and after the Date of Closing, Purchaser shall be responsible for all baggage listed in said inventory, and Purchaser hereby agrees to indemnify, defend and hold Seller harmless from any liability therefor. Seller shall remain liable for any negligence or misfeasance with respect to such baggage which occurred prior to the Date of Closing as well as for claimed omissions from said inventory, and Seller hereby agrees to indemnify and hold Purchaser harmless from any liability therefor.

      6.10.3 The provisions of this Section 6.10 shall survive the Closing and shall not merge with the Conveyance of the Property to be delivered at Closing.

   6.11 EMPLOYEES.   The parties acknowledge that all on-site personnel
employed at the Hotel are employees of the Seller and that none of such personnel are employees of Purchaser. Seller shall, at Closing, cause to be prepared and delivered to Purchaser an accounting for vacation and other benefits to which any of such employees are entitled as of the Date of Closing, which accounting will be the basis for a proration and apportionment of such benefits and entitlements between the period prior to and following Closing, respectively. Seller shall represent and warrant the accuracy of such accounting to Purchaser. Seller shall be responsible for the cost of such employees relating to the period prior to Closing, and shall indemnify and hold harmless Purchaser against, the cost of such employees relating to the period prior to Closing. The provisions of this Section 6.11 shall survive the Closing and shall not merge with the Conveyance of the Property to be delivered at Closing. Purchaser shall not be obligated to employ any of Seller's employees.

   6.12 PROPERTY NOT INCLUDED IN SALE. The following shall not be included in the Property to be sold hereunder:

      6.12.1 Tax deposits, utility deposits and other deposits, except for transferable utility deposits, which are to be apportioned as herein provided, and except for Reservation Deposits which are to be paid over to Purchaser in accordance with Section 6.9.

      6.12.2 The provisions of this Section 6.12 shall survive the Closing and shall not merge with the Conveyance of the Property to be delivered at Closing.

   6.13 BENEFIT AND LIABILITY. The purpose and intent of the provisions as to prorations, adjustments and apportionments set forth in this Section 6 and elsewhere in this Agreement are that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through the Apportionment Date, and Purchaser shall bear all such expenses and receive all such income accruing thereafter. Accordingly, effective upon Closing, Seller agrees to indemnify and hold Purchaser harmless from and against any and all such costs and expenses relating to the operation of the Hotel during the period preceding Closing, and Purchaser agrees to indemnify, defend and hold Seller harmless from and against any and all such costs and expenses relating to the operation of the Hotel from and after Closing. If the computation of the apportionments and adjustments described in this Section 6 shows that a net amount is owed by Seller to Purchaser, such amounts shall be credited against the Purchase Price as set forth in Section 2.2. If such computation shows that a net amount is owed by Purchaser to Seller, such amount shall be paid by wire transfer to Seller by Purchaser on the Date of Closing in addition to the payment of the cash portion of the Purchase Price to be made by Purchaser under Section 2.2. The provisions of this Section shall survive the Closing and shall not merge with the Conveyance of the Property to be delivered at Closing.

   6.14 RIGHT OF OFFSET. In addition to any other rights it may have, Purchaser may offset against its payment obligations under Section 2.2 any costs, expenses or liabilities (contingent or actual) resulting from any claim, action, demand or liability against Seller ("Seller Liability"), whether or not such Seller Liability is included on EXHIBIT 5.1.6.

7.  DAMAGE, DESTRUCTION OR CONDEMNATION.

   7.1 MATERIAL EVENT. If, prior to Closing, fifteen percent (15%) or more of the guest rooms, or such portion of the common areas (lobbies, restaurant, etc.) of the building(s) as will render the Hotel inoperable for in excess of thirty (30) days, or fifteen percent (15%) or more of the parking spaces on the Property or all access to the Property is rendered completely unusable or is destroyed or taken under power of eminent domain, or Seller has received written notice from a governmental authority that such property will be taken under power of eminent domain, Purchaser may elect to terminate this Agreement by giving written notice of its election to Seller within fourteen (14) days after the earlier of actual knowledge of, or receiving written notice of, such destruction or taking. If Purchaser does not give such written notice within such fourteen (14) days period, the Closing shall occur on the Date of Closing and at the Purchase Price provided for in Section 2, and Seller will assign to Purchaser the physical damage proceeds of any insurance policy(ies) payable to Seller, or Seller's portion of any condemnation award, in both cases, up to the amount of the Purchase Price less the amounts payable under Sections 6.6 and 6.7, and if an insured casualty, pay to Purchaser the amount of any insurance policy(ies) deductible(s) but not to exceed the amount of the loss.

   7.2 IMMATERIAL EVENT. If, prior to Closing, less than fifteen percent (15%) of the guest rooms, or such portion of the common areas (lobbies, restaurants, etc.) of the building(s) as shall render the Hotel inoperable for in excess of thirty (30) days, or less than fifteen percent (15%) of the parking spaces on the Property is rendered completely untenantable or is destroyed or is taken under power of eminent domain, Purchaser shall close this transaction on the Date of Closing and at the Purchase Price agreed upon in Section 2, and Seller will assign to Purchaser the physical damage proceeds of any insurance policy(ies) payable to Seller, or Seller's portion of any condemnation award, in both cases, up to the amount of the Purchase Price less the amounts payable under Sections 6.6 and 6.7, and if an insured casualty, pay to Purchaser the amount of any insurance policy(ies) deductible(s) but not to exceed the amount of the loss.

   7.3 PAYMENT OF PROCEEDS.   For purposes of this Section 7, Purchaser shall
be deemed to have no equitable or beneficial interest in the Property.

   7.4 TERMINATION. If Purchaser elects to terminate this Agreement pursuant to this Section 7, neither Seller nor Purchaser shall have any obligation or liability hereunder, and Purchaser shall have no interest in the Property.

8.  NOTICES.

   Any notice required or permitted to be given hereunder shall be deemed to be given when hand delivered or when delivered by Emery Air Freight, Airborne, Federal Express, or similar overnight express service, in either case addressed to the parties at their respective address referenced below:

If to Seller:

   Attention:       Mr. Kamal Alsultany
                    Phone No.: (809) 497-6741
                    Facsimile No: (809) 497-6987

With a copy to:




If  to  Purchaser:  c/o Sonesta International Hotels Corporation
                    John Hancock Tower, 200 Clarendon Street
                    Floor 41
                    Boston, Massachusetts 02116


   Attention:       Peter J. Sonnabend
                    Phone No.: (617) 421-5410
                    Facsimile No.: (617) 421-5402

With a copy to:     Thomas W. R. Astaphan
                    Moore, Astaphan, Kelsick
                    Caribbean Commercial Centre
                    P. O. Box 350
                    The Valley
                    Anguilla, B. W. I.
                    Phone No.: (809) 497-5554/5/6
                    Facsimile No.:  (809) 497-5310

or in each case to such address as either party may from time to time designate by giving notice in writing to the other party. Telephone and facsimile numbers are given for reference purpose only. Effective notice may only be given as stated above.

9.  CLOSING.

   9.1 SELLER'S DELIVERIES:   Seller shall deliver at the Closing or by
making available at the Property, as appropriate, the following original documents, each executed and, if required, acknowledged:

     9.1.1 A Conveyance in the form attached hereto as EXHIBIT 9.1.1, subject to the Permitted Encumbrances and other matters subsequently approved by Purchaser or Purchaser's counsel.

     9.1.2   Intentionally omitted.

      9.1.3 (i) The Leases described in Section 1.1.6 which are still in effect as of Closing and any new leases entered into pursuant to Section 4.1.3; (ii) a current listing of any tenant security deposits and prepaid rents held by Seller with respect to the Property; and (iii) an assignment of such leases, deposits and prepaid rents by way of an assignment and assumption agreement in the form attached hereto as EXHIBIT 9.1.3.

      9.1.4 (i) A schedule of all Contracts; and (ii) an assignment of such Contracts by way of an assignment and assumption agreement in the form attached hereto as EXHIBIT 9.1.4.

      9.1.5 An assignment of all transferable warranties and guarantees then in effect, if any, with respect to the Improvements and Personal Property or any repairs or renovations to the Improvements and Personal Property, which assignment is in the form attached hereto as EXHIBIT 9.1.5.

      9.1.6 All Books at the Property held by or for the account of Seller, including without limitation, plans and specifications and lease applications, as available, subject to the limitations of Section 1.1.10.

      9.1.7   Intentionally omitted.

      9.1.8   A corporate authorization in the form attached hereto as
EXHIBIT 9.1.8.

      9.1.9   An incumbency affidavit in the form attached hereto as EXHIBIT
9.1.9.

      9.1.10 Any consents necessary, if any, to effect the assignment of prepaid fees and deposits for the transferable items described in Section 6.5.6.

   9.2 PURCHASER'S DELIVERIES: At Closing, Purchaser shall (i) pay Seller the cash Purchase Price subject to the apportionments as provided in Section 6; (ii) execute and deliver to Seller the agreements referred to in Section
9.1.3 (iii) and 9.1.4 (ii); (iii) executive and deliver to Seller an indemnity agreement with respect to the Assumed Accounts Payable in the form attached hereto as EXHIBIT 9.2. (ii).

    9.3  POSSESSION.   Purchaser shall be entitled to ownership of the
Property and possession of the Property upon conclusion of the Closing in accordance with the terms of this Agreement.

   9.4  INSURANCE.   At Purchaser's request Seller shall terminate its (or
Manager's) policies of insurance as of noon on the Date of Closing, and Purchaser shall be responsible for obtaining its own insurance thereafter. Notwithstanding the foregoing, at Purchaser's request Seller shall assign and transfer to Purchaser any insurance regarding the Property that is in effect at Closing, including the right(s) (if any) to recover under such policies for the hurricane-related damage described in Section 4.5. Seller shall not cancel any such insurance prior to Closing without Purchaser's prior written consent.

   9.5 UTILITY SERVICES AND DEPOSITS. Seller shall be entitled to the return of any deposit(s) posted by it with any utility company not assigned to Purchaser pursuant to Section 6.5.6(b), and Purchaser shall notify each utility company serving the Property to terminate Seller's account, effective at noon on the Date of Closing. Seller hereby indemnifies and holds harmless Purchaser regarding any claim made by Manager (as defined in Section 4.3) regarding such deposits. These provisions shall survive Closing.

   9.6  NOTICE LETTERS.   Subsequent to Closing, Seller shall provide to
Purchaser copies of letter to (i) tenants, (ii) contractors and (iii) utility companies serving the Property in the forms attached hereto as EXHIBIT 9.6(i), EXHIBIT 9.6(ii) and EXHIBIT 9.6(iii), respectively, advising them of the sale of the Property to Purchaser and directing to Purchaser all bills for the services provided to the Property on and after the Date of Closing.

   9.7 POST-CLOSING COLLECTIONS.   Concurrently with the Closing,
representatives of Seller and Purchaser shall cause a preliminary closing statement to be prepared reflecting their respective closing costs, the apportionments, the payment of the Purchase Price and all other terms of this Agreement affecting or relating to the amount of and adjustments to the consideration to be paid for the Property. In the event either Purchaser or Seller becomes aware of any item in the closing statement which requires adjustment as a result of new information or the ascertainment of actual amounts for items which are the subject of estimates at Closing, it shall promptly advise the other in writing and provide such supporting documentation as shall reasonably be required. Upon the ninetieth (90th) day following the Date of Closing, or earlier upon mutual agreement of the parties, Purchaser or Seller, as the case may be, shall make such additional payment or refund as shall be required by the aggregate of any such post-Closing adjustments, including, without limitation, the adjustments resulting from collection of accounts receivable that are not Included Accounts Receivable, appropriate adjustments for uncollected Accounts Receivable, and retention of hotel employees as set forth in Section 6.9.2 and 6.11, respectively, and a final closing statement shall be prepared to reflect such revisions, subject only to subsequent adjustments provided for in Section 6.5.3. This provision shall survive Closing and shall not merge with the Conveyance of the Property to be delivered at Closing.

10. FAILURE OF CONDITION.

   10.1 FAILURE OF CONDITION. If, prior to Closing, Seller discloses to Purchaser or Purchaser discovers that title to the Property is subject to title defects other than the Permitted Encumbrances, then Purchaser may elect to give Seller written notice of its objection thereto. In such event, the parties shall postpone the Closing for up to thirty (30) days and Seller shall attempt to cure such objection, provided that Purchaser may not object to Permitted Encumbrances. In the event Seller cures the objection and Closing occurs on an extended date by reason thereof, all apportionments and prorations hereunder shall be calculated as of the extended Date of Closing UNLESS the title or survey defect (other than the Permitted Encumbrances) giving rise to the extension exists by reason of the intentional misconduct or negligence of Seller, in which event the apportionments and prorations hereunder shall be calculated as of the originally scheduled Date of Closing.

11. MISCELLANEOUS.

   11.1 ENTIRE AGREEMENT.  This Agreement, together with the
Exhibits attached hereto, all of which are incorporated herein by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alternation, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

   11.2 SEVERABILITY. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

   11.3 APPLICABLE LAW.   This Agreement shall be construed and enforced in
accordance with the laws of Anguilla, B.W.I.

   11.4 ASSIGNABILITY. Except for an assignment by Purchaser to an entity which is a wholly-owned subsidiary of Sonesta International Hotels Corporation, a New York corporation, Purchaser may not assign this Agreement without first obtaining Seller's prior written consent, which consent shall not be unreasonably withheld or delayed. Any assignment in contravention of this provision shall be void. No assignment shall release Purchaser from any obligation or liability under this Agreement. Any permitted assignee shall be deemed to have made any and all representations and warranties made by Purchaser hereunder, as if the assignee were the original signatory hereto.

   11.5 SUCCESSORS BOUND. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns.

   11.6 BREACH. Should either party be in breach of or default under or otherwise fail to comply with any of the terms of this Agreement within any prescribed period, the non-defaulting party shall have the option to cancel this Agreement upon ten (10) days written notice to the defaulting party of the alleged breach and failure by the defaulting party to cure such breach within such ten (10) day period. The non-defaulting party shall promptly notify the defaulting party in writing of any alleged default upon obtaining knowledge thereof. The Date of Closing shall be extended to the extent necessary to afford the defaulting party the full ten (10) days period within which to cure such default. In the event the Date of Closing is extended hereunder by reason of a default by Seller, all apportionments and prorations hereunder shall be calculated as of the originally scheduled Date of Closing if the default giving rise to the extension exists by reason of the intentional misconduct or negligence of Seller. The failure or refusal by a party to perform on the scheduled Date of Closing (except in respect of a Pending Default by the other party) shall be deemed to be an immediate default without the necessity of notice and if the Date of Closing shall have been once extended as a result of default by a party, such party shall not be entitled to any further notice or cure rights with respect to that or any other default. For purposes of this Section 11.6, a "Pending Default" shall be a default for which (i) written notice was given by the non-defaulting party, and (ii) the cure period extends beyond the Date of Closing.

   11.7 NO PUBLIC DISCLOSURE. Except as provided in the immediately following sentence, Purchaser and Seller shall make no public disclosure of the terms of this transaction without the prior written consent of the other party, except that each party may discuss the transaction in confidence with counsel, managers, and consultants and with proposed joint venturers, assignees or prospective mortgagees. Purchaser shall be entitled to make public disclosure of the terms of this transaction if so advised by legal counsel (including without limitation in-house legal counsel).

   11.8 CAPTIONS. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.

   11.9 ATTORNEY'S FEES.   In the event of any litigation arising out of this
Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs.

   11.10 NO PARTNERSHIP. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

   11.11   TIME.   Time is of the essence in this Agreement.

   11.12 COUNTERPARTS. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

   11.13   RECORDATION.  Intentionally omitted.

   11.14 PROPER EXECUTION. The submission by Seller to Purchaser of this Agreement in unsigned form shall be deemed to be a submission solely for Purchaser's consideration and not for acceptance and execution. Such submission shall have no binding force or effect, shall not constitute an option, and shall not confer any rights upon Purchaser or impose any obligations upon Seller, irrespective of any reliance thereon, change of position or partial performance. The submission by Seller of this Agreement for execution by Purchaser and the actual execution and delivery thereof by Purchaser to Seller shall similarly have no binding force and effect on Seller unless and until Seller shall have executed this Agreement and a counterpart of this Agreement, as executed by Seller, shall have been delivered to Purchaser.

   11.15 SURVIVAL. The provisions of this Agreement expressively stating that they survive Closing, and any other provisions if the context or subject matter indicates the intent of the parties that they survive Closing, shall survive Closing. Without limiting the generality of the foregoing, all warranties and representations shall survive Closing.

   11.16   PURCHASER MARKETING.   Upon the execution of this Agreement,
Purchaser shall have the right to market the Property generally, as a "Sonesta" or otherwise, in anticipation of Closing.

   11.17   TIME EXECUTE AND DELIVER.   This Agreement shall be void if one
fully executed copy is not received by Purchaser on or before 5:00 P. M. Eastern Time on November 10 1995.

   11.18 NET LOSS ADJUSTMENT. In the event that the insurer of record (Ennia) does not recognize the assignment by Seller to Purchaser of Seller's claim for business interruption proceeds (pursuant to subsection 1.1.17) for the period from and after the Date of Closing, the payment referenced in subsection 2.2(C) shall be reduced by one half (1/2) of any "net loss" realized by Purchaser (or its affiliate) during the first year of operation following Purchaser's reopening of the Property up to a maximum of U.S.$200,000. For purposes of the preceding sentence the term "net loss" shall mean and be equal to the amount by which the sum of the Property's total operating expenses and fixed expenses (including without limitation: insurance premiums, management fee (3% of gross revenues), real estate tax (is any), and reserve for replacements (4% of gross revenues) exceeds the Property's gross revenues for said first year of operation. Seller shall be entitled to conduct, at Seller's expense, an audit of Purchaser's operating results for said first year and if such audit reveals that Purchaser incurred no net loss, Purchaser shall pay for such audit. Any such audit shall be performed by a reputable accounting firm mutually acceptable to Purchaser and Seller.

   11.19   STOCK TRANSFER.   Prior to Closing, subject to the written
agreement to both parties, this transaction shall be structured as a sale of the shares of Seller, all of which are owned by Kamal and Maggie Alsultany (jointly and severally "Alsultany") in lieu of the transaction otherwise described herein. In such event, both Purchaser and Alsultany shall cooperate fully in completing said transaction, including without limitation Alsultany executing and delivering to Purchaser share transfer forms and personal indemnities acceptable to Purchaser.

   11.20   SHARING OF BUSINESS INTERRUPTION PROCEEDS.  The
Purchase Price applicable to this purchase and sale transaction is based on the pre-Hurricane Luis condition of the Property.

In the event that the Property's profits are negatively affected as a result of the Hurricane and business interruption proceeds are paid to Purchaser as the assignee of the business interruption claim, Seller shall be entitled to 50% of such business interruption proceeds in excess of U.S.$3,000,000 or such other amount as the parties shall agree in writing in the aggregate.

   IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement on the date set forth below, effective as of the date set forth above.

                        PURCHASER:

November 10, 1995       SONESTA HOTELS OF ANGUILLA, LIMITED

Before Me: /S/          By:  /S/
                             -------------------------------
                        Printed name:  Peter J. Sonnabend
                        Its:          Director


                        SELLER:

November 10, 1995       CASABLANCA RESORTS DEVELOPMENT OF
                        ANGUILLA LIMITED
Before Me: /S/
                        By:  /S/
                             -------------------------------
                             Printed name:  Kamal Alsultany
                             Its:          Director

THE UNDERSIGNED HEREBY EXECUTE THIS AGREEMENT IN ORDER TO ACKNOWLEDGE THEIR CONTINUING JOINT AND SEVERAL PERSONAL GUARANTY(IES) OF SELLER'S OBLIGATIONS UNDER THIS AGREEMENT AND THEIR OBLIGATIONS UNDER SECTION 11.19.

                              /S/
                              ----------------------------------
                              Kamal Alsultany

                              /S/
                              ----------------------------------
                              Maggie Alsultany